Exhibit 99.1

Press Release

For Immediate Release	Contact: Larry Thede	Email: ir@udr.com
NYSE Trading Symbol: UDR	Phone: 720.283.2450	Web: www.udr.com
UDR ANNOUNCES
FIRST QUARTER 2007 RESULTS
RICHMOND, VA. (April 30, 2007) UDR, Inc. (NYSE: UDR) today reported Funds From Operations (“FFO”) of $57.9 million for the quarter ended March 31, 2007, compared to FFO of $61.5 million for the same period a year ago. The results produced FFO of $0.39 per share (diluted), compared to FFO of $0.42 per share (diluted) for the same period a year ago. Adjusting for activity in its RE3 subsidiary in both years, quarterly FFO per share was $0.36 in each period.
“Our first quarter results represent another quarter of strong growth in same store net operating income, consistent with our guidance, and continued investment in development and redevelopment opportunities,” stated Thomas W. Toomey, President and Chief Executive Officer. “Our total monthly income per home reached $930, up $49 per home, or 5.6%, from the same period last year and marks the tenth consecutive quarter of sequential revenue growth. Attention to cost control enabled us to achieve same community net operating income growth of 6.9%. We grew our development pipeline by $300 million and our total development and redevelopment pipeline now represents a budgeted cost of $2.6 billion.”
In addition to demonstrating strong operating performance in the first quarter, the Company officially changed its name to UDR, Inc., unveiled a new logo and corporate identity, established the name RE3 for its subsidiary that focuses on development, redevelopment, land entitlement and short-term hold investments, and articulated its growth strategy for future success, including:
•	Strengthen our research-driven portfolio

•	Expand RE3

•	Transform operations

•	Source low cost capital
Progress on these strategies is contained in this release and will be discussed during the Company’s May 1, 2007 conference call.

First Quarter Highlights
•	Recorded total income per occupied home of $930 per month, up 5.6% from the same period last year. A 90 basis point decline in occupancy resulted in total income growth of 4.6%.

•	Achieved 6.9% same community net operating income growth.

•	Executed $327 million in capital transactions, including acquisitions, sales and financing.

•	Continued its 31-year history of annual dividend increases by declaring a quarterly dividend of $0.33 per share, up 5.6% compared to last year.
Portfolio Operating Performance and Same Community Results
First Quarter 2007 vs. First Quarter 2006

					Total Same
	Revenue	Expense	NOI	% of Total	Community
Region	Growth	Growth	Growth	Portfolio(a)	Homes
Western	6.5%	2.5%	8.5%	32%	13,345
Mid-Atlantic	3.6%	1.2%	4.9%	26%	16,535
Southeastern	4.2%	0.3%	6.8%	22%	15,200
Southwestern	3.8%	-1.7%	8.1%	17%	13,437
Midwestern	4.0%	1.4%	6.0%	3%	2,974
Total	4.6%	0.7%	6.9%	100%	61,491

(a)	Based on YTD 2007 NOI
During the first quarter, 61,491 apartment homes, or 87% of total apartment homes, were classified as same community. The Company defines same community as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.
Same Community Results
($ in thousands, except rents & fees and total income per occupied home)

	1st Qtr ’07	1st Qtr ’06	% Change
Rent and other income	$164,896	$157,192	4.9%
Concessions	2,872	2,694	6.6%
Bad debt	705	305	131.1%
Total income	161,319	154,193	4.6%
Expenses	57,928	57,514	0.7%
Net operating income	103,391	96,679	6.9%

Rents & fees per occupied home	$888	$844	5.2%
Total income per occupied home	$930	$881	5.6%
Average physical occupancy	94.0%	94.9%	-90 bps
Operating margin	64.1%	62.7%	140 bps
Resident credit loss, % of effective rent	0.4%	0.2%	20 bps
Comparing first quarter 2007 to first quarter 2006 on a same community basis, 100% of the mature markets generated positive revenue growth.

Same Community Results, Quarter/Sequential Quarter
($ in thousands, except rents & fees and total income per occupied home)

	1st Qtr ’07	4th Qtr ’06	% Change
Rent and other income	$164,896	$163,726	0.7%
Concessions	2,872	2,507	14.6%
Bad debt	705	1,034	-31.8%
Total income	161,319	160,185	0.7%
Expenses	57,928	56,937	1.7%
Net operating income	103,391	103,248	0.1%

Rents & fees per occupied home	$888	$881	0.8%
Total income per occupied home	$930	$921	1.0%
Average physical occupancy	94.0%	94.3%	-30 bps
Operating margin	64.1%	64.5%	-40 bps
Resident credit loss, % of effective rent	0.4%	0.7%	-30 bps
Comparing first quarter 2007 to fourth quarter 2006 on a same community basis, revenue increased by 71 basis points, representing the tenth consecutive quarter of sequential growth.
Progress on Growth Strategies:
Strengthen our Research-Driven Portfolio
The Company is targeting apartment community acquisitions in markets where job growth expectations are high, home affordability is low, and the demand/supply ratio for multi-family housing is favorable. First quarter activity included:
•	The acquisition of Andover House, a 171-home, luxury, 12-story mid-rise apartment community in downtown Washington, D.C. The property was purchased for $65.6 million and offers upscale amenities, premium views of the city, and a location within walking distance from the business center of the District of Columbia. The homes, completed in 2004, average 855 square feet and generate an average total monthly income of $2,255 per home.

•	The closing of a 49% joint venture interest in 989 Elements, a recently completed 23-story high-rise mixed use property located in the central business district of Bellevue, Washington. The $58 million project includes 166-apartment homes and 17,611 square feet of commercial space. The homes average 716 square feet and generate average total monthly income of $1,993 per home.
During the first quarter, the Company sold a land parcel in Fort Worth, Texas, a 208-home community in Colton, California, and a 267-home community in Lakewood, Washington. Proceeds from the sales totaled $61.5 million, producing a gain of $36.5 million.
Redevelopment activity is underway at eleven communities, representing 3,358 homes. Annualized first quarter net operating income at these communities was $17.2 million. The

Company believes post-renovated stabilized annual net operating income at these communities will total $29.6 million.
The Company has completed redevelopment of two communities, representing 936 homes, with a total investment of $48.2 million. Current quarter annualized net operating income at these communities is $6.6 million, up 63% from pre-renovated net operating income.
Expand RE3
The Company continued to expand its subsidiary that focuses on development, redevelopment, land entitlement and short-term investments. At the end of the first quarter, the Company’s combined development and redevelopment pipeline totaled 14,264 homes with a budgeted cost of $2.6 billion.
Development additions during the quarter included:
•	Two communities in Addison, Texas which are part of the Company’s master planned Brookhaven Development. The Company has substantially completed assemblage of 99 acres for a mixed use retail, office and residential development, with the potential to increase the density to over 5,000 apartment homes.

•	A pre-sale agreement for development of 250 homes near downtown Tampa, Florida.
The Company acquired three land parcels for development of 1,028 homes, including:
•	19 acres in Woodbridge, Virginia, for development of a 322-home community.

•	15 acres in Phoenix, Arizona, to develop Stadium Village, a 382-home community.

•	13 acres in Houston, Texas, for a 324-home development.
Transform Operations
“First quarter same community operating results were in line with our expectations and I’m pleased with our 5.6% increase in total income per occupied home and the 6.9% decrease in resident turnover,” stated Martha Carlin, Executive Vice President, Operations. “Occupancy was 90 basis points below last year’s level, but we are well positioned to grow occupancy as we enter the peak leasing season. In fact, we’ve already closed the gap by 40 basis points in April.”
The Company is committed to growing net operating income through automation. Administrative and marketing costs declined by 7.9% as the Company continued to implement internet initiatives and technology solutions to drive traffic from low or no-cost sources. Traffic to the Company’s web site grew by 15% year over year, and 39% of first quarter traffic was initiated via the internet, up from 35% last year.
Source Low Cost Capital
In March, the Company completed a $150 million 5.5% medium-term note offering due 2014 under its medium-term note program. The net proceeds of approximately $149 million were used for debt repayment.
In April, the Company announced that it will redeem all issued and outstanding shares of its 8.60% Series B Cumulative Redeemable Preferred Stock (NYSE: UDRPrB). The shares will be redeemed for $25 per share plus accrued and unpaid dividends. The redemption date is May 29,

2007, and dividends shall cease to accrue on all shares of Series B Preferred on the redemption date.
The Company is currently marketing an 80% joint venture interest in a pool of nine Texas properties representing 3,690 homes, and a phase II development. The communities are located in the Dallas/Fort Worth, Austin and Houston markets. The pool is expected to have future expansion potential of $300 million for acquisitions in Texas. The Company expects to close the transaction in the second half of 2007.
Earnings Guidance
The Company believes that financial results for 2007 will be affected by international, national and regional economic trends and events, the acquisition and/or disposition of apartment communities, portfolio repositioning, financing activities, and other factors. The Company’s guidance for second quarter 2007 FFO is $0.44 to $0.47 per share (diluted) and $1.80 to $1.90 per share (diluted) for the full year 2007. All guidance is based on the current expectations and judgment of the Company’s management team.
A reconciliation of the range provided for projected 2007 FFO per share for the full year to Earnings Per Share (“EPS”) for the full year is as follows:

	2007
Funds From Operations (1)	$1.80	$1.90
Conversion to GAAP Share Count (2)	0.10	0.11
Minority Interest of OP Unit Holders (2)	(0.05)	(0.03)
Depreciation (3)	(1.63)	(1.58)
Gains (3)	0.50	0.70
Preferred Dividends	(0.10)	(0.10)

Expected Earnings Per Share	$0.62	$1.00

(1)	FFO is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, premiums or original issuance costs associated with preferred stock redemptions, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms to the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

(2)	Operating Partnership units are not considered to be common stock equivalents for GAAP purposes.

(3)	Due to the uncertain timing and extent of property dispositions and acquisitions, actual results could differ materially from expected EPS.
Supplemental Information
The Company offers Supplemental Information that provides details regarding the financial position and operating results of the Company. This Supplemental Information is available on the Company’s website at:
http://www.udrt.com/resources/files/Investor_Relations/1Q2007.pdf

Conference Call Information
Date: May 1, 2007
Time: 1:00 p.m. Eastern Time
To Participate in the Telephone Conference Call:
Domestic: 800-257-2101
International: 303-275-2170
If you have any questions, please contact:
Gloria Price: 720-283-6132
E-mail: gprice@udr.com
Conference Call Playback:
Domestic: 800-405-2236
International: 303-590-3000
Passcode: 11084821#
The playback can be accessed through May 8, 2007
Webcast and Podcast:
The conference call will also be available on UDR’s website at www.udr.com and at www.ccbn.com. To listen to a live broadcast, go to one of these sites at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay and downloadable podcast of the call will also be available for 90 days on both UDR’s and CCBN’s websites
About UDR, Inc.
UDR, Inc. (NYSE:UDR) is a leading multi-family real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of March 31, 2007, UDR owned 70,325 apartment homes and had 872 homes under development and another 1,109 homes under contract for development in its pre-sale program. For over 30 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. An S&P 400 company, UDR is the fourth largest apartment REIT in the nation. Additional information can be found on the Company’s website at www.udr.com.
Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multi-family housing, expectations concerning redevelopment activities, expectations on occupancy levels, expectations concerning the Texas joint venture, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, exceptions on annualized net operating income, and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s

Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Attachment 1
UDR
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
In thousands, except per share amounts	2007	2006
Rental income	$181,145	$166,432

Rental expenses:
Real estate taxes and insurance	21,778	22,033
Personnel	18,254	16,039
Utilities	11,263	10,584
Repair and maintenance	10,350	9,592
Administrative and marketing	4,883	5,006
Property management	5,045	4,991
Other operating expenses	311	298

	71,884	68,543

Non-property income:
Other income	477	1,178

	477	1,178

Other expenses:
Real estate depreciation and amortization	63,688	54,337
Interest	44,194	44,470
General and administrative	9,826	6,764
Other depreciation and amortization	853	689

	118,561	106,260

Loss before minority interests and discontinued operations	(8,823)	(7,193)
Minority interests of outside partnerships	(30)	(16)
Minority interests of unitholders in operating partnerships	724	676

Loss before discontinued operations, net of minority interests	(8,129)	(6,533)
Income from discontinued operations, net of minority interests (A)	39,961	18,540

Net income	31,832	12,007
Distributions to preferred stockholders — Series B	(2,911)	(2,911)
Distributions to preferred stockholders — Series E (Convertible)	(931)	(931)

Net income available to common stockholders	$27,990	$8,165

Earnings per weighted average common share — basic and diluted:
Loss from continuing operations available to common stockholders, net of minority interests	($0.09)	($0.08)
Income from discontinued operations, net of minority interests	$0.30	$0.14
Net income available to common stockholders	$0.21	$0.06

Common distributions declared per share	$0.3300	$0.3125

Weighted average number of common shares outstanding — basic	134,511	133,589
Weighted average number of common shares outstanding — diluted	134,511	133,589

(A)	Discontinued operations represents all properties sold since January 1, 2005 and properties that are currently classified as held for disposition at March 31, 2007. Gains on sales are included in discontinued operations.

Attachment 2
UDR
Funds From Operations
(Unaudited)

	Three Months Ended
	March 31,
In thousands, except per share amounts	2007	2006

Net income	$31,832	$12,007

Continuing Operations:
Distributions to preferred stockholders	(3,842)	(3,842)
Real estate depreciation and amortization	63,688	54,337
Minority interests of unitholders in operating partnerships	(724)	(676)
Contribution of unconsolidated joint ventures	265	—

Discontinued Operations:
Real estate depreciation	472	4,386
Minority interests	2,420	1,209
Net gains on the sale of land and depreciable property	(41,532)	(15,347)
RE3 gain on sales, net of taxes	4,363	8,481

Funds from operations (“FFO”) — basic	$56,942	$60,555

Distribution to preferred stockholders — Series E (Convertible)	931	931

Funds from operations — diluted	$57,873	$61,486

Weighted average number of common shares and OP Units outstanding — basic	142,713	142,342
Weighted average number of common shares, OP Units, and common stock equivalents outstanding — diluted	149,227	147,801

FFO per common share — basic	$0.40	$0.43

FFO per common share — diluted	$0.39	$0.42

FFO is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, premiums or original issuance costs associated with preferred stock redemptions, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.
RE3 gain on sales, net of taxes, is defined as net sales proceeds less a tax provision and the gross investment basis of the asset before accumulated depreciation. We consider FFO with RE3 gain on sales, net of taxes, to be a meaningful supplemental measure of performance because the short-term use of funds produce a profit which differs from the traditional long-term investment in real estate for REITs.

Attachment 3
UDR
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
In thousands, except share and per share amounts	2007	2006

ASSETS

Real estate owned:
Real estate held for investment	$5,642,942	$5,502,469
Less: accumulated depreciation	(1,300,634)	(1,237,010)

	4,342,308	4,265,459
Real estate under development (net of accumulated depreciation of $83 and $527)	207,496	203,786
Real estate held for disposition (net of accumulated depreciation of $7,831 and $16,190)	75,866	97,150

Total real estate owned, net of accumulated depreciation	4,625,670	4,566,395
Cash and cash equivalents	1,686	2,143
Restricted cash	6,168	5,602
Deferred financing costs, net	35,972	35,160
Notes receivable	6,500	10,500
Funds held in escrow from 1031 exchanges pending the acquisition of real estate	25,373	—
Other assets	58,026	43,097
Other assets — real estate held for disposition	9,127	12,978

Total assets	$4,768,522	$4,675,875

LIABILITIES AND STOCKHOLDERS’ EQUITY

Secured debt	$1,217,622	$1,182,919
Unsecured debt	2,263,361	2,155,866
Real estate taxes payable	21,213	25,560
Accrued interest payable	26,175	34,347
Security deposits and prepaid rent	26,782	25,154
Distributions payable	49,518	46,936
Accounts payable, accrued expenses, and other liabilities	41,296	54,887
Other liabilities — real estate held for disposition	3,122	6,118

Total liabilities	3,649,089	3,531,787

Minority interests	74,395	88,833

Stockholders’ equity
Preferred stock, no par value; 50,000,000 shares authorized
5,416,009 shares of 8.60% Series B Cumulative Redeemable issued and outstanding (5,416,009 shares at December 31, 2006)	135,400	135,400
2,803,812 shares of 8.00% Series E Cumulative Convertible issued and outstanding (2,803,812 shares at December 31, 2006)	46,571	46,571
Common stock, $0.01 par value; 250,000,000 shares authorized
135,725,384 shares issued and outstanding (135,029,126 shares at December 31, 2006)	1,358	1,350
Additional paid-in capital	1,689,433	1,682,809
Distributions in excess of net income	(827,724)	(810,875)

Total stockholders’ equity	1,045,038	1,055,255

Total liabilities and stockholders’ equity	$4,768,522	$4,675,875